EXECUTION VERSION

Exhibit 10.19
March 6, 2018
Natixis, New York Branch
1251 Avenue of the Americas
New York, NY 10020

RE:	Continuing Agreement for Letters of Credit (the “Agreement”)

Ladies and Gentlemen:
In consideration of TERP Spanish HoldCo, S.L.’s (the “Applicant”) request that Natixis, New York Branch (“Issuer”) issue (at Issuer’s option and sole discretion) from time to time one or more irrevocable standby letters of credit (hereinafter, together with any amendments thereto, referred to as the “Credits”) following a request from the Applicant in accordance with the terms hereof, the parties hereto hereby undertake as follows:
1.Procedure for Application and Issuance; Certain Definitions.    In connection with the Offer (as defined below), during the period from the date of this Agreement until August 31, 2018 (the “L/C Commitment Period”), the Applicant may from time to time request, by delivering to the Issuer an application and agreement for the issuance or amendment of a Credit in the form of Exhibit I attached hereto (an “L/C Application”), completed to the reasonable satisfaction of the Issuer, that (a) the Issuer issue a Credit in favor of the Aval Provider (as defined below), notify the Aval Provider of the Applicant’s request for a Credit hereunder, and request that the Aval Provider issue a bank guarantee in the form attached hereto as Exhibit II (a “Bank Guarantee”), and (b) the Aval Provider issue a Bank Guarantee in favor of the beneficiaries listed in Exhibit II hereto.
Upon (a) satisfaction of all conditions set forth in Section 7 (Conditions Precedent); and (b) receipt of confirmation that after giving effect to the requested issuance, (i) the Stated Amount (as defined below) of all Credits issued and outstanding under this Agreement will not exceed the U.S. Dollar Equivalent (as defined below) of €497,619,261 (the “Facility Amount”) and (ii) no Default (as defined below) or Event of Default (as defined below) shall have occurred and be continuing, the Issuer will process such L/C Application in accordance with its customary procedures and shall promptly (1) issue the Credit requested thereby to the Aval Provider and (2) request that the Aval Provider issue a Bank Guarantee in favor of the beneficiaries listed in Exhibit II hereto (but in no event shall the Issuer be required to issue any Credit (or the Aval Provider be required to issue any Bank Guarantee) earlier than three (3) Business Days after its receipt of the applicable L/C Application, unless otherwise agreed in writing by the Issuer).
As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning assigned to it in the reference section of this letter.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any related or similar laws, rules, regulations or guidelines, which in each case are issued, administered or enforced by the United States of America, the European Union and any of its member states or any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.
“Applicable Rate” means 0.60% per annum.
“Applicant” has the meaning assigned to it in the introductory paragraph.
“Articles of Association” means the charter documents, articles of association, operating agreements and other organizational documents of any Person.
“Aval Provider” means Natixis S.A., Madrid Branch.
“Backstop Agreements” means, collectively, (a) the Credit and Guaranty Agreement, dated as of October 17, 2017, among TPO, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of TPO, as guarantors, the lenders party thereto from time to time, and HSBC Bank USA, National Association, as administrative agent and collateral agent (the “Revolver”); (b) the Credit Agreement, dated as of October 16, 2017, by and among Parent, as Borrower, and Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario, and Brookfield Finance Luxembourg S.ÀR.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, as Lenders (the “Sponsor Line”); and (c) the Support Agreement dated as of February 6, 2018 by and among Parent and Brookfield Asset Management Inc. (the “Support Agreement”).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and

(b) the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof.
“Bank Guarantee” has the meaning assigned to it in this Section 1 (Procedure for Application and Issuance; Certain Definitions) above.
“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.
“Base Rate” means the prime commercial lending rate (which is not necessarily the lowest rate charged by Issuer on loans or other extensions of credit) published by Issuer from time to time, changing as and when said prime rate shall change. Any change in the rate of interest provided for herein based on a change in Issuer’s prime rate shall take effect on the date of the change in Issuer’s prime rate.
“Board” means Board of Governors of the United States Federal Reserve System (or any successor thereto).
“Business Day” means a day on which banks are open for business in New York and Madrid, Spain.
“Capital Lease Obligations” means with respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.
“Change of Control” means the consummation of any transaction or series of transactions as a result of which Parent shall cease to own and control, (A) directly or indirectly, 100% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of TPO and NSF, excluding any incentive distribution rights in TPO (as in effect on the date hereof) (B) directly, or indirectly through TPO and NSF, 100% of the voting power of the membership interests and economic interests of the Applicant, excluding any incentive distribution rights in TPO (as in effect on the date hereof).
“CNMV” means the Comisión Nacional del Mercado de Valores.
“Credit” has the meaning assigned to it in the introductory paragraph.
“Credit Parties” means, collectively, Parent, TPO, NSF and Applicant.

“Default” means any of the events specified in Section 8 (Default), whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Dollars”, “U.S. Dollars”, “USD$” and the sign “$” mean the lawful money of the United States of America.
“Draft” has the meaning assigned to it in Section 2 (Payment for Credits).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Effective Date” has the meaning assigned to it in Section 7.1 (Conditions Precedent).
“Euros” and the sign “€” mean the single currency of the Participating Member States.
“Event of Default” means any of the events specified in Section 8 (Default), provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied
“Excluded Taxes” has the meaning assigned to it in Section 4 (Increased Costs and Taxes).
“Facility Amount” has the meaning assigned to it in this Section 1 (Procedure for Application and Issuance; Certain Definitions) above.
“Facility Documents” means each of the following, in full force and effect and satisfactory to the Issuer, (a) this Agreement; (b) an intercreditor agreement with Banco Santander S.A. (the “Intercreditor Agreement”)(as the Issuer under the Applicant’s other letter of credit facility, dated as of the date hereof, relating to the Offer) (the “Santander Facility”); (c) those two certain comfort letter agreements, dated as of the date of this Agreement, between Issuer and Brookfield Asset

Management Inc. and Parent (respectively); and (d) other documents designated by Issuer acting reasonably.
“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Group” means Applicant and its subsidiaries.
“Hedging Obligations” means with respect to any specified Person, the obligations of such Person under:
(a)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(c)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Iberclear” means “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal”), the entity responsible for the Spanish clearing and settlement system.
“ICC Rules” has the meaning assigned to it in Section 14 (Practices for Documentary Credits).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.
“Indebtedness” means with respect to any specified Person, any debt of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(a)    in respect of borrowed money;
(b)    evidenced by bonds, notes, debentures or similar instruments;
(c)    in respect of letters of credit, banker’s acceptances or other similar instruments (or reimbursement agreements in respect thereof);
(d)    representing Capital Lease Obligations;

(e)    representing the balance deferred and unpaid of the purchase price of any property or services due more than sixty (60) days after such property is acquired or such services are completed; or
(f)    representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
“Indemnified Person” has the meaning assigned to it in Section 5 (Indemnification).
“Indemnified Taxes” means taxes other than Excluded Taxes (defined below), including but not limited to, any and all current or future recording, stamp, documentary, excise, transfer, sales or similar taxes, charges or levies arising from any payment made under any Credit or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit
“Irrevocable Agreements” means, collectively (a) the Irrevocable Undertaking Agreement entered into in relation to the Offer dated as of February 6, 2018 between Applicant, Cobra Concesiones, S.L. and GIP II Helios, S.à r.l. (the “Cobra Irrevocable Agreement”); (b) the Irrevocable Undertaking Agreement entered into in relation to the Offer, dated as of February 6, 2018 between Applicant and Mutuactivos, S.A.U., S.G.I.I.C. (the “Mutuactivos Irrevocable Agreement”); and (c) that certain Irrevocable Undertaking Agreement entered into in relation to the Offer, dated as of February 6, 2018 between Applicant and Sinergia Advisors 2006, A.V., S.A. (the “Singergia Irrevocable Agreement”).
“ISP” has the meaning assigned to it in Section 14 (Practices for Documentary Credits).
“Issuer” has the meaning assigned to it in the introductory paragraph.
“L/C Application” has the meaning assigned to it in this Section 1 (Procedure for Application and Issuance; Certain Definitions) above.
“L/C Commitment Period” has the meaning assigned to it in this Section 1 (Procedure for Application and Issuance; Certain Definitions) above.
“Material Adverse Effect” means a material adverse change in or a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Applicant and the Credit Parties, taken as a whole, (b) the ability of Applicant to fully and timely perform its obligations under this Agreement, (c) the legality, validity, binding effect or enforceability against any Applicant of this Agreement or (d) the rights and remedies available to, or conferred upon, Issuer under this Agreement.

“NSF” means Norrington Solar Farm Limited.
“Obligations” has the meaning assigned to it in Section 4 (Increased Costs and Taxes).
“Offer” means Applicant’s takeover bid which has been launched for all of the outstanding shares of Saeta Yield, S.A. (“SAY”), and the SAY shareholders potentially accepting the Offer, all in accordance with Royal Decree 1066/2007, of 27 July, on the rules applicable to public takeover bids for securities (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores –“RD 1066/2007”).
“Offer Documents” means the final documentation for the Offer, including the authorization request to launch the Offer submitted to CNMV, the announcement of the Offer and the Offer document (folleto informativo) in the form approved by the CNMV.
“Parent” means TerraForm Power, Inc.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning assigned to it in Section 25 (Patriot Act).
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reimbursement Due Date” means the date that is forty-five (45) days from the date of any Draft under a Credit, whether such Draft is presented to Issuer before, on, or, if in accordance with applicable law or letter of credit practice, after the expiry date of any Credit.
“Responsible Officer” has the meaning assigned to it in Section 16(i)(a).
“Restricted Party” means a Person that is: (i) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a United States Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or any of its member states; (iv) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”); or (v) any jurisdiction in which any member of the Group operates (together the “Sanctions Authorities”).
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Spanish GAAP” means the requirements applicable to the financial statements and accounts set forth in the Spanish Stock Corporations Act (Ley de Sociedades de Capital), the General Accounting Plan in force in Spain and all resolutions issued by the ICAC (Instituto de Contabilidad y Auditoría de Cuentas), together with accounting principles, standards and practices which are generally accepted in Spain as at the date of the relevant financial statements or accounts.
“Spot Rate” means the rate determined by Issuer as (a) the exchange rate reported by Bloomberg as of the end of the second TARGET2 Day preceding the date of payment or other determination, or (b) if such report is unavailable for any reason, the spot rate for the purchase of Euros with U.S. Dollars as in effect during the second Business Day preceding the date of payment or other determination in Issuer’s principal foreign exchange trading office for Euros; provided that Issuer may obtain such spot rate from another nationally recognized financial institution designated by Issuer if it does not have as of the applicable date of payment or other determination a spot buying rate for the purchase of Euros with U.S. Dollars.
“Stated Amount” means, as it relates to any Credit, the maximum U.S. Dollar Equivalent amount from time to time available to be drawn thereunder.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by Issuer to be a suitable replacement therefor) is open for the settlement of payments in Euros.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express
Transfer payment system which utilizes a single shared platform and which was launched on
November 19, 2007.

“TPO” means TerraForm Power Operating, LLC.

“UCP” has the meaning assigned to it in Section 14 (Practices for Documentary Credits).
“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) for any amount denominated in Euros, the equivalent amount thereof in U.S. Dollars as determined by Issuer based on the then-current Spot Rate applicable to the date of determination.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
2.    Payment for and Reduction of Credits; Payments in U.S. Dollars. Applicant agrees to reimburse Issuer, at Issuer’s office in New York, in U.S. Dollars, the amount of each draft or other request for payment (each, a “Draft”) drawn under a Credit on or before the applicable Reimbursement Due Date. To the extent that any Draft drawn under a Credit is payable in Euros, Applicant agrees to pay to Issuer, on or before the Reimbursement Due Date, at Issuer’s office in New York, the U.S. Dollar Equivalent of such amount in U.S. Dollars.
The Stated Amount of each Credit shall be reduced by the U.S. Dollar Equivalent amount of Drafts paid in respect thereof. Notwithstanding anything to the contrary contained in this Agreement, once so reduced, the Stated Amount of any Credit shall not be reinstated.
Applicant’s obligation to make payments in U.S. Dollars hereunder shall not be satisfied by any tender, or any recovery by Issuer pursuant to the Intercreditor Agreement or any judgment, which is expressed in or converted into any currency other than U.S. Dollars, except to the extent that such tender or recovery results in the actual receipt by Issuer in New York of the full amount of U.S. Dollars payable under this Agreement.
3.    Payment for Services Rendered. The Applicant agrees to pay Issuer’s and (without duplication) Aval Provider’s usual and customary charges for the opening of any Credit and issuance of any Bank Guarantee, for the negotiation of any Drafts paid and for any wire transfers.
In addition, Applicant shall pay Issuer in U.S. Dollars:

(a)
a one-time structuring fee on the third (3rd) Business Day following the Effective Date in an amount equal to 0.10% on the U.S. Dollar Equivalent of the Facility Amount, earned and due and payable upon the issuance of a Bank Guarantee pursuant to this Agreement;

(b)	a one-time upfront fee on the third (3rd) Business Day following the Effective Date in an amount equal to 0.10% on the U.S. Dollar Equivalent of the Facility Amount,

earned and due and payable upon the issuance of a Bank Guarantee pursuant to this Agreement;

(c)
on the last Business Day in each February, May, August and November, and on the last Business Day of the L/C Commitment Period, a fee in U.S. Dollars for such quarterly period (or portion thereof) then ending equal to the product of (1) (x) the U.S. Dollar Equivalent of the daily average Stated Amount of all Credits outstanding for the relevant quarterly period (or portion thereof) multiplied by (y) a fraction, the numerator of which is the number of days in such quarterly period (or portion thereof) and the denominator of which is 360, multiplied by (2) 0.60%; and

(d)
upon Issuer’s written demand, from and after the occurrence of an Event of Default or any event of default under any other direct agreements between Issuer and any of its affiliates (on the one hand) and a Credit Party (on the other hand) interest on any amounts payable hereunder (including any fees and any required reimbursement), at the then-prevailing interest rate hereunder (including the Applicable Rate) plus 2.00% to the date of payment by Applicant (said interest to be calculated on the basis of the actual number of days elapsed in a 360-day year); and

(e)
promptly upon Issuer’s written demand, all liabilities, charges and reasonable expenses (including reasonable and properly documented out-of-pocket attorneys’ fees and expenses) paid by or incurred by Issuer or Aval Provider in connection with each Credit or Bank Guarantee or this Agreement or the enforcement hereof.

Subject to the immediately following paragraph and Section 7 (Conditions Precedent) below, interest shall be payable on the U.S. Dollar Equivalent of any outstanding and unreimbursed honored Drafts or unreimbursed amounts due to the Issuer pursuant to this Agreement from the date on which the relevant amount is payable or Draft is paid by the Issuer (as applicable) until the date of repayment in full in U.S. Dollars and in immediately available funds at a rate equal to the Base Rate plus the Applicable Rate.
4.    Increased Costs and Taxes. If Issuer determines that the introduction or effectiveness of, or any change in, any law or regulation or compliance with any guideline or request (whether or not having the force of law) from any Governmental Authority which affects or would affect the amount of capital or reserves required or expected to be maintained by Issuer or any corporation controlling Issuer, and Issuer determines that the amount of such capital or reserves is increased by or based upon the existence of any Credit, then Applicant shall pay Issuer promptly upon Issuer’s written demand therefor, from time to time, additional amounts in U.S. Dollars sufficient in Issuer’s judgment to compensate for the increase. For the avoidance of doubt, Issuer’s certificate as to amounts due hereunder shall be conclusive, in the absence of manifest error.

Any and all payments by or on account of any of Applicant’s obligations hereunder (the “Obligations”) shall be made free and clear of and without reduction or withholding for any Indemnified Taxes imposed by or within the jurisdiction of Applicant’s organization, or the jurisdiction from which payment hereunder is being made, provided that if Applicant shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (a) the sum payable shall by increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section), Issuer receives an amount in U.S. Dollars equal to the sum it would have received had no such deductions been made, (b) Applicant shall make such deductions and (c) Applicant shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
In addition, Applicant shall indemnify Issuer for, and hold Issuer harmless against, the full amount of Indemnified Taxes (including any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this section) imposed on or paid by Issuer or any affiliate of Issuer in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this indemnity shall be made within thirty (30) days from the date Issuer makes written demand therefor.
Within thirty (30) days after the date of any payment of Indemnified Taxes, Applicant shall furnish to Issuer at Issuer’s address listed above, the original or a certified copy of a receipt evidencing such payment. In case of any payment hereunder by or on behalf of Applicant, if Applicant determines that no Indemnified Taxes are payable in respect thereof, Applicant shall, at Issuer’s request, furnish, or cause the payor to furnish, to Issuer an opinion of counsel acceptable to Issuer in form and substance acceptable to Issuer stating that such payment is exempt from Indemnified Taxes.
Notwithstanding anything to the contrary provided elsewhere in this Agreement and/or the relevant Credit, Applicant shall not be liable to make any payment to Issuer pursuant to this section for, or in relation to the following taxes: (i) taxes, franchise taxes and similar taxes measured by, or assessed against, Issuer’s net income, profit or capital and imposed by the jurisdiction in which Issuer’s principal office is situated; and (ii) any taxes that would not be imposed but for a connection between Issuer and such taxing jurisdiction, or any political subdivision thereof of taking authority therein, other than as a result of this Agreement or taxes imposed by the Kingdom of Spain (the “Excluded Taxes”).
5.    Indemnification. Applicant agrees to indemnify and hold Issuer, Aval Provider and Issuer’s and Aval Provider’s respective correspondents and each of Issuer’s and Aval Provider’s respective officers, directors, affiliates, employees, attorneys, advisors, consultants and agents (each an “Indemnified Person”) harmless against any and all claims, losses, costs, expenses, liabilities or damages, including reasonable and properly documented out-of-pocket attorney fees and other dispute resolution expenses related thereto, howsoever arising from or in connection with (a) the issuance of a Credit or Bank Guarantee and/or the transactions contemplated hereby, (b) any payment or action taken or omitted to be taken in connection with a Credit or Bank Guarantee (including any action or proceeding seeking (i) to restrain any drawing under a Credit or Bank Guarantee, (ii) compel or restrain the payment of any amount or the taking of any other action under any Credit or Bank Guarantee, (iii) to compel or restrain the taking of any action under this Agreement or any other Facility Document or (iv) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding), (c) the enforcement of this Agreement or any other Facility Document or (d) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority or any other cause beyond Issuer’s or Aval Provider’s control, except in each of (a) through (d) above, to the extent that such claim, loss, cost, expense, liability or damage is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of such Indemnified Person. Without limiting the generality of the foregoing, Applicant agrees to indemnify and hold each Indemnified Person harmless for any and all amounts adjudicated or otherwise ordered by any court or other tribunal to be payable by such Indemnified Person in connection with any Credits or Bank Guarantees to any beneficiary or its or their respective successors, assigns, heirs, and legal representatives, at any time before or after the expiration of the relevant Credit, including the principal amount of any and all Drafts drawn under the relevant Credit or Bank Guarantee, together with any and all interest thereon and any and all costs and expenses (including reasonable and properly documented out-of-pocket attorney fees) incurred by such Indemnified Person in connection with any such adjudication, or order; except to the extent that any such amount shall be adjudicated or ordered to be payable as a result of the willful misconduct or gross negligence of such Indemnified Person as determined by a court of competent jurisdiction by final and non-appealable judgment.
Promptly upon Issuer’s written demand, the Applicant shall compensate the Issuer for, and hold the Issuer harmless from, any loss, cost or expense incurred by it as a result of any failure by Applicant to make payment in U.S. Dollars of the U.S. Dollar Equivalent of any Draft under any Credit (or interest due thereon or other Obligations) denominated in Euros on its due date, including any foreign exchange losses.
Applicant agrees to pay promptly upon Issuer’s written demand from time to time all amounts owing under this section.
6.    No Setoffs or Deductions; Withdrawal from Applicant’s Account. Any and all amounts that may become due and payable to Issuer under this Agreement shall be paid by Applicant in U.S. Dollars in immediately available funds without defense, setoff, cross-claim, counterclaim or deduction of any kind. Furthermore, Applicant authorizes Issuer to charge any account belonging to Applicant and held with Issuer, or any of Issuer’s affiliates, for any amount when due hereunder.
7.    Conditions Precedent.
7.1.    The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this section (the date such conditions precedent are satisfied, the “Effective Date”) to the satisfaction of the Issuer:

(a)	Satisfactory completion of Issuer’s due diligence in connection with the transactions contemplated in the Facility Documents.

(b)
The Issuer shall have received this Agreement and other Facility Documents, in form and substance satisfactory to it, executed and delivered by each party thereto (as applicable) and such documentation shall be in full force and effect.

(c)	There shall have been delivered to the Issuer all of the following:

(i)
certified or unanimous consent resolutions signed by all shareholders of the Applicant and authorizing Applicant to enter into the Facility Documents to which it is a party and to take all action relative to such Facility Documents; authorizing the Applicant to sign the same; and containing the true signatures of such persons on which the Issuer may conclusively rely;

(ii)	copies of the Applicant’s and Parent’s Articles of Association as in effect on the Effective Date and an organizational chart of the Parent;

(iii)
a copy of a certificate of good standing issued by competent authorities in Spain and any other applicable jurisdiction (as applicable) (issued within the last thirty (30) days) for the Applicant and Parent;

(iv)	a certificate of incumbency for the Applicant and Parent; and

(v)	a certificate of a responsible officer of the Applicant and Parent with each of the appropriate attachments.

(d)	The Issuer shall have received a draft of the authorization request for the Offer and the Offer document (folleto informativo) to be submitted to the CNMV.

(e)
Delivery of certified, complete copies of all Backstop Agreements and Irrevocable Agreements (including any consents or waivers required in thereunder in connection with the transactions contemplated by the Facility Documents).

(f)
Each of the representations and warranties made by the Applicant in Section 16(i) and by any Credit Party pursuant to the Facility Documents, Backstop Agreements and Irrevocable Agreements to which it is a party shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date such representation or warranty is made.

(g)
The Issuer shall have received a legal opinion of Sullivan & Cromwell LLP, as New York counsel to each of the Credit Parties, and a legal opinion of Uría Menéndez Abogados, S.L.P., as Spanish counsel to each of the Credit Parties, dated the Effective Date, covering such matters relating to the Facility Documents, Backstop Agreements, Irrevocable Agreements, the Offer, the Credit Parties and the transactions contemplated hereby as are usual and customary for financings of the type contemplated hereby as the Issuer shall reasonably request, in form and substance satisfactory to the Issuer.

(h)
The Issuer shall have received correct and complete copies of the unaudited de-consolidated audited financial statements of the Applicant for the fiscal year ended December 31, 2017, and accompanied by a Responsible Officer’s certificate dated the Effective Date, certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Applicant for such period and that such financial statements have been prepared in accordance with Spanish GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(i)	[RESERVED].

(j)
The Issuer shall have received all documentation and other information requested by the Issuer in order to comply with requirements of bank regulatory authorities under applicable “know your customer” laws and Anti-Corruption Laws, Anti-Money Laundry Laws and the Patriot Act.

(k)
No Default or Event of Default shall have occurred and be continuing under this Agreement. No default or event of default (taking into account the proposed issuance of any requested Credit) shall have occurred and be continuing with respect to the Cobra Irrevocable Agreement, the Backstop Agreements or any other financing of Parent, TPO or Applicant.

(l)	Since December 31, 2017, there shall have been no event or occurrence, individually or in the aggregate, that has resulted in any Material Adverse Effect.

7.2.    The obligation of Issuer to issue, amend, renew or extend any Credit hereunder is subject to the satisfaction (or waiver by Issuer), of the following conditions precedent:

(a)
The Applicant shall provide or cause to be provided to the Issuer evidence reasonably satisfactory to the Issuer (which may (at the Issuer’s reasonable discretion) include delivery of appropriate certificates from responsible officers of the Applicant and Parent), that (a) the Credit to be issued and (b) the issuance of the requested Credit, and the performance by the Applicant and Parent of their obligations with respect thereto, (i) do not conflict with any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of, or the obligation to create or impose, any lien (other than the security interests and liens created under the Facility Documents or liens permitted under the Facility Documents) on any of their respective properties pursuant to any contractual obligation, together with such additional information regarding the applicable Credit Party and beneficiary as the Issuer may reasonably request and (ii) is being issued in support of the Bank Guarantee in connection with the Offer.

(b)
Delivery of a request for a Credit in the form attached to the Facility Documents at least three (3) Business Days prior to requested issuance (which period shall be waived for any initial requests delivered on the Effective Date).

(c)
Except with respect to any Credit issued within three (3) Business Days following the Effective Date, payment of all fees due and payable under the Facility Documents with respect to the requested Credit.

(d)
No Default or Event of Default shall have occurred and be continuing under this Agreement. No default or event of default (taking into account the proposed issuance of any requested Credit) shall have occurred and be continuing with respect to the Cobra Irrevocable Agreement, the Backstop Agreements or any other financing of Parent, TPO or Applicant.

(e)	The Facility Documents, Backstop Agreements and Cobra Irrevocable Agreement shall be in full force and effect and the Offer shall not have been revoked, annulled or rescinded.
8.    Default. Should any of the following occur (each, an “Event of Default”);

(a)
Applicant defaults in respect of any payment due to Issuer or to any of Issuer’s subsidiaries or affiliates, whether such payment is due under this Agreement, in respect of any individual Credit or otherwise;

(b)	Applicant fails to perform or observe any other term or covenant of this Agreement in any material respect and such failure shall not have been remedied or waived within ten (10) Business Days;

(c)
Applicant fails to pay when due any other indebtedness for borrowed money, and such failure continues for more than the period of grace, if any, granted by the creditor(s) with respect to such indebtedness, or any other party to such indebtedness accelerates the maturity of any amount owing in respect thereof as a result of a default with respect to such indebtedness;

(d)
any representation or warranty made by Applicant or Parent or Brookfield Asset Management Inc. in any Facility Document or in any certificate or other document delivered in connection with any Facility Document is untrue in any material respect as of the date made;

(e)
(i) any “Event of Default” shall have occurred and be continuing under any Backstop Agreement; or (ii) any Credit Party shall have defaulted with respect to its obligations under the Cobra Irrevocable Agreement and such failure continues for more than the period of grace, if any, provided with respect thereto;

(f)	the Offer is withdrawn or cancelled;

(g)
(i) any Backstop Agreement or the Cobra Irrevocable Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms following payment and performance in full of all obligations thereunder (other than contingent indemnity and similar obligations which by their express terms survive termination thereof for which no claim has been made)), (ii) any Backstop Agreement or the Cobra Irrevocable Agreement is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof or is otherwise not in full force and effect (other than in accordance with its terms following payment and performance in full of all obligations thereunder (other than contingent indemnity and similar obligations which by their express terms survive termination thereof for which no claim has been made)), or (iii) any Credit Party shall challenge the enforceability of any Facility Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Facility Documents has terminated or ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

(h)
any final judgment or judgments for the payment of money (to the extent not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $10 million is or are outstanding against Applicant and any one of such judgments has remained unpaid, unvacated, unbonded, or unstayed by appeal or otherwise for a period of sixty days from the date of its entry;

(i)
Applicant makes an assignment for the benefit of creditors, or admits in writing Applicant’s inability to pay Applicant’s debts as they become due, or commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or files any petition or answer seeking for Applicant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to creditors’ rights;

(j)
within sixty days after the commencement of an action against Applicant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action has not been dismissed or all orders or proceedings thereunder affecting Applicant’s operations or business stayed;

(k)	any actual or threatened seizure, vesting or intervention by or under authority of a government by which Applicant’s management is displaced or its authority or control of its business is curtailed;

(l)
the attachment or restraint of any funds or other property which may be in, or come into, Issuer’s possession or control or of any third party acting on Issuer’s behalf or for Applicant’s account or benefit, or the issuance of any order of any court or other legal process against the same;

(m)	any event causing a Material Adverse Effect occurs;

(n)
Applicant consolidates or merges with or into any other entity, or transfers its property as an entirety or substantially as an entirety, unless (i) the entity (whether Applicant or another entity) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall not be in default under any of the terms, covenants and conditions of this Agreement, (ii) the entity (if other than Applicant) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall be a single (x) corporation or limited liability company organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) sociedad anónima or sociedad limitada organized under the laws of the Kingdom of Spain, and (iii) the entity (if other than Applicant) formed by or surviving any such consolidation or merger, or to which such transfer shall have been made, shall have assumed in writing the payment of all of Obligations under this Agreement and performance of all of the terms, covenants and conditions of this Agreement;

(o)	a Change of Control shall have occurred; or

(p)
Parent or Brookfield Asset Management Inc. fails to (i) perform its obligations under the Backstop Agreements to which it is a party with respect to the Applicant’s obligations under Section 16(iii)(k) of this Agreement or (ii) perform or observe any other term or covenant of any Facility Document to which it is a party in any material respect and such failure shall not have been remedied or waived within three (3) Business Days;

then the drawn and undrawn amount of each Credit as well as any other Obligations hereunder, whether or not matured or contingent, shall, at Issuer’s option, become due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicant; provided, however, that upon the occurrence of any Event of Default described in (i) or (j) above, the face amount of each Credit as well as all other Obligations hereunder, whether or not matured or contingent, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which Applicant hereby expressly waives. In furtherance, and not in limitation, of the foregoing, upon the occurrence of any Event of Default Applicant shall, upon Issuer’s written demand, deposit U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of the entire amount which has not been drawn under any Credit into a special cash collateral account, designated by Issuer and over which Issuer shall have exclusive right of withdrawal, which shall be charged to reimburse Issuer for amounts paid by Issuer and drawn under any Credit. Furthermore, in the case of an Event of Default specified in (a), Issuer may, in Issuer’s discretion, setoff amounts due and payable to Issuer under this Agreement or any individual Credit by any available funds then held by Issuer for Applicant’s account. For the avoidance of doubt, Issuer’s rights under this section are cumulative and in addition to other rights and remedies which Applicant may have under this Agreement or under applicable law.
9.    [RESERVED]
10.    Waiver of Rights; Amendments. No delay on Issuer’s part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Issuer of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Issuer shall not be deemed to have waived any of Issuer’s rights hereunder unless Issuer or Issuer’s duly authorized agent shall have signed such waiver in writing. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, or as to any continuance of a breach after such waiver. This Agreement shall not be altered, modified, or amended without the prior written consent of the parties hereto.

11.    Extensions, Increases and Modifications. Issuer shall have no obligation to issue, amend, renew, extend or replace any Credit hereunder or any Bank Guarantee. Each request Applicant makes for a Credit or any amendment, renewal or extension thereof shall be reviewed by Issuer on a case-by-case basis and the decision to issue, amend, renew or extend any such Credit shall be made by Issuer in Issuer’s sole discretion. In the event of any extension of the maturity or time for presentation of Drafts or documents, or any other modification of the terms of any Credit, at Applicant’s request or in the event of any increase in the amount of any Credit at Applicant’s request, this Agreement shall be binding upon Applicant with regard to such Credit so increased or otherwise modified, to Drafts, documents, and property covered thereby, and to any action taken by Issuer or any of Issuer’s correspondents in accordance with such extension, increase or other modification.
12.    No Liability for Certain Actions; Independence.

(a)
Without limiting any other provision of this Agreement, Applicant agrees that Issuer and Aval Provider and their respective branches, affiliates and correspondents shall not be liable or responsible in any respect for, and Applicant’s reimbursement obligations hereunder shall not be affected by, (a) the use which may be made of any Credit or Bank Guarantee or for any act of or omissions of the beneficiaries under any Credit or Bank Guarantee; (b) the validity, sufficiency, or genuineness of any instructions, oral or written, or any documents which Issuer has determined in good faith to comply on their face with the terms of the relevant Credit or Bank Guarantee, even if such documents should in fact prove to be in any or all respects invalid, fraudulent, or forged; (c) errors, omissions, interruptions or delays in transmission or delivery of any messages or advices from Applicant or the beneficiaries, however sent and whether or not in code or cipher; (d) Issuer’s refusal to pay or honor Drafts drawn under any Credit (or Aval Provider’s refusal to pay or honor draft requests under any Bank Guarantee) because of any applicable law, decree or edict of any Governmental Authority now or hereafter in force; (e) the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any draft, certificate or other document appearing on its face (i) substantially to comply with the terms and conditions of a Credit or Bank Guarantee, (ii) to be signed or presented by or issued to any successor of the beneficiary or any other Person in whose name a Credit or Bank Guarantee requires or authorizes that any draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other Person purporting to act as the representative of or in place of any of the foregoing, or (iii) to have been signed, presented or issued after a change of name of the beneficiary, (f) any requirement stated in a Credit or Bank Guarantee that any draft, certificate or other document be presented at a particular hour or place and any discrepancies that do not reduce the value of the beneficiary’s performance to Applicant in any transaction underlying any Credit or Bank Guarantee, (g) Issuer’s or Aval Provider’s acceptance as a “draft” of any written or electronic demand or other request for payment under any Credit or Bank Guarantee, even if such demand or other request is not in the form of a negotiable instrument, (h) the effectiveness or suitability of any Credit or Bank Guarantee for Applicant’s purpose, (i) any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by any Credit or Bank Guarantee, (j) Issuer’s assertion or waiver of application of any UCP or ISP (in each case, as defined below) article primarily benefiting bank issuers, (k) Issuer’s or Aval Provider’s honor of a previously dishonored presentation under any Credit or Bank Guarantee, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise, and Issuer and Aval Provider shall be entitled to reimbursement to the same extent as if it had initially honored said presentation plus reimbursement of any interest paid by it, (l) Issuer’s or Aval Provider’s disregard of any non-documentary conditions stated in any Credit or Bank Guarantee and (m) Issuer’s or Aval Provider’s payment to any nominated bank (as such term is defined in the UCP or nominated person (as such term is defined in the ISP) (in either case as designated or permitted by the terms of any Credit or Bank Guarantee) claiming that it rightfully honored under the laws, customs or practice of the place where it is located, except to the extent that any such item, action or omission in each of (a) through (m) above is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of Issuer, Aval Provider or their respective branches, affiliates and correspondents. None of the foregoing shall affect, impair or prevent the vesting of any of Issuer’s rights or powers hereunder or Applicant’s reimbursement obligations hereunder except to the extent that any of the foregoing is found by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted from the willful misconduct or gross negligence of Issuer, Aval Provider or their respective branches, affiliates and correspondents. Issuer, Aval Provider and their respective branches, affiliates and correspondents will not be regarded as the drafter of any Credit or Bank Guarantee regardless of any assistance that Issuer may, in Issuer’s discretion, provide to Applicant in preparing the text of any Credit or Bank Guarantee or amendments thereto. For the avoidance of doubt, Issuer and Aval provider are authorized (but not obligated) to accept and rely on instructions received by facsimile transmission or e-mail that Issuer or Aval Provider believes in good faith to have been given by a Person authorized to give instructions on Applicant’s behalf. Issuer and Aval provider shall incur no liability to Applicant or any other Person as a result of any act or omission on Issuer’s or Aval Provider’s part in accordance with instructions on which Issuer or Aval Provider is authorized to rely, nor for any failure or refusal on Issuer’s or Aval Provider’s part to accept instructions by facsimile transmission or e-mail that are not confirmed or authenticated to Issuer’s or Aval Provider’s satisfaction.

(b)
Applicant acknowledges that Issuer’s rights and obligations under a Credit and Aval Provider’s rights and obligations under a Bank Guarantee are independent of the existence, performance or nonperformance of any contract or arrangement underlying a Credit or Bank Guarantee, including contracts or arrangements between Issuer and Applicant and between Applicant and the beneficiary of a Credit or Bank Guarantee. Issuer and Aval Provider shall have no duty to notify Applicant of Issuer’s or Aval Provider’s receipt of a demand or a Draft, certificate or other document presented under a Credit or bank Guarantee or of Issuer’s or Aval Provider’s decision to honor such demand. Issuer and Aval Provider may, without incurring any liability to Applicant or impairing Issuer’s entitlement to reimbursement under this Agreement, honor a demand under a Credit or Bank Guarantee despite notice from Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of a Credit or Bank Guarantee or any other Person. Issuer and Aval Provider shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Credit or Bank Guarantee. Issuer and Aval Provider shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies that Applicant approves or requests.

13.    No Violation of Law. Applicant hereby represents and warrants that none of the execution, delivery or performance of this Agreement or any other Facility Document by Applicant or Parent, nor the request for any issuance of, or amendment to, a Credit or Bank Guarantee will violate or contravene any applicable law or regulation. If Applicant’s obligations under this Agreement should be terminated or revoked by operation of law, Applicant will indemnify and save Issuer harmless from any loss (including reasonable out of pocket expenses) that may be incurred by Issuer in acting hereunder prior to such termination or revocation and the maturity or payment of all outstanding Credits.
14.    Practices for Documentary Credits. Each Credit shall be subject to, and the performance by Issuer thereunder shall be governed by, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce, Publication No. 600 or any subsequent revision thereof adopted from time to time by the International Chamber of Commerce (the “UCP”) unless such Credit is a standby letter of credit that expressly states that it is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 or

any subsequent amendment thereto or subsequent revision thereof (the “ISP”, and together with the UCP, the “ICC Rules”). Issuer’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, Issuer’s privileges, rights and remedies expressly provided for herein. The UCP and the ISP shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.
Furthermore, Applicant agrees that for matters not addressed by the chosen ICC Rule, each Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Applicant’s request, a Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, Issuer shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Issuer if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Credit.
15.    Obligations Absolute. Applicant’s Obligations under this Agreement are absolute, unconditional and irrevocable, and shall be paid (or performed, as the case may be) strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances: (a) the existence of any claim, set-off, defense or other right which Applicant may have at any time against Issuer, Aval Provider or any Person, whether in connection with this Agreement, any Credit, any Bank Guarantee or any unrelated transaction, (b) any draft, statement, certificate or any other document presented under any Credit or Bank Guarantee proving to be forged, fraudulent, incorrect, insufficient or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, (c) any lack of validity or enforceability of this Agreement, a Credit, a Bank Guarantee or any other agreement, application, amendment, guaranty, document, or instrument relating thereto, (d) any change in the time, manner or place of payment of or in any other term of all or any of Applicant’s Obligations hereunder or the obligations of any Person that guarantees or otherwise provides support for any of Applicant’s Obligations hereunder, (e) any exchange, release or non-perfection of any collateral or release or amendment or waiver of or consent to depart from the terms of any guarantee or security agreement, for all or any of Applicant’s Obligations hereunder, (f) the issuance of a Credit (or any amendment thereto) or Bank Guarantee (or any amendment thereto) in a form other than substantially as requested by Applicant, unless Issuer receives written notice from Applicant of such error within three (3) Business Days after Applicant shall have received a copy of such Credit (or amendment thereto) or Bank Guarantee (or amendment thereto), (g) Issuer’s decision not to issue an amendment to a Credit or request an amendment to a Bank Guarantee as requested by Applicant, (h) payment by Issuer under a Credit or Aval Provider under a Bank Guarantee against presentation of a draft or other document that does not comply with the terms and conditions of a Creditor Bank Guarantee (as applicable) unless Issuer receives written notice from Applicant of such discrepancy within three (3) Business Days following Applicant’s receipt of such draft or other document, and (i) any action or inaction taken or suffered by Issuer, Aval Provider or any of their respective affiliates or correspondents in connection with a Credit or Bank Guarantee or any relevant draft, certificate or other document, if taken in Good Faith (as defined in Article 5 of the New York Uniform Commercial Code) and in conformity with applicable New York, United States or non-United States laws, regulations or letter of credit customs and practice.
16.    Representations, Warranties and Covenants
(i)        Representations and Warranties.
Applicant represents and warrants to Issuer that:

(a)
Each Credit Party is organized, validly existing and in good standing under the laws of its applicable jurisdiction of organization. The Applicant (a) has the power and authority, and the legal right, to conduct the business in which it is currently engaged; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification; and (c) is in compliance with all material requirements of applicable law.

(b)
Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Facility Documents to which it is a party and, with respect to the Applicant, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Facility Documents to which it or the Applicant is a party and to authorize the extensions of credit to the Applicant on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement of the other Facility Documents. Each Credit Party has duly executed and delivered each Facility Document to which it is a party. This Agreement constitutes, and each other Facility Document upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)
The execution, delivery and performance of this Agreement and the issuance of the Credit will not violate any law, any provision of the certificate of formation (escritura de constitución), articles of association (estatutos) or other organizational documents of Applicant or violate any contractual obligation of any Credit Party, and will not result in, or require, the creation or imposition of any lien on any Credit Party’s respective properties or revenues pursuant to any such requirement of law or any such contractual obligation except, in each case (other than the Backstop Agreements and Cobra Irrevocable Agreement) where such violations could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d)	No default or event of default exists or, after giving effect to any Draw, will exist, under the Cobra Irrevocable Agreement, any Backstop Agreement or any other Facility Document.

(e)	No Default or Event of Default exists or, after giving effect to any Draw, will exist, under this Agreement.

(f)
No extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

(g)
Neither Parent nor any of its subsidiaries is (i) subject to regulation under the Investment Company Act of 1940 (as amended) or (ii) a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940 (as amended).

(h)	On the Effective Date, Parent and its subsidiaries are, on a consolidated basis, and after giving effect to the extensions of credit made hereunder will be, solvent.

(i)	(i) The full legal name of the Applicant is TERP Spanish HoldCo, S.L.; and (ii) the Applicant is a sociedad limitada organized under the laws of the Kingdom of Spain.

(j)
The Applicant (a) has not conducted any business other than the business contemplated by the Articles of Association and (b) has no outstanding contractual obligations other than those (i) set forth in the Facility Documents or (ii) allowed pursuant to its Articles of Association and the Facility Documents and related to the incorporation and ongoing corporate matters of the Applicant, its acquisition by Norrington or the Offer.

(k)
There are no pending, nor has any Credit Party received written notice regarding, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which a Credit Party or any subsidiary or affiliate thereof that is an Account Party is a party or is subject, or by which any of its respective properties are bound that would reasonably be expected to result in a Material Adverse Effect.

(l)
Each financial statement of the Applicant, delivered to Issuer, has been prepared in conformity with Spanish GAAP and fairly presents, in all material respects, the financial position of the Applicant described in such financial statements as at the respective dates thereof and the results of operations and the changes in cash flows of the Applicant described therein for each of the periods then ended except as otherwise noted therein and subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of December 31, 2017, the Applicant did not have any material Indebtedness or material guarantees other than as referenced, reflected or provided for in such audited financial statements (or in the notes thereto) in accordance with customary auditing standards.

(m)
All written information (other than any “forward looking statements”) (the “Information”) concerning the Credit Parties and the transactions contemplated hereby prepared by, or as directed by, the Credit Parties or any of their Affiliates and made available to Issuer on or prior to the Effective Date in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Issuer and as of the Effective Date and (as of the date such Information was furnished to the Issuer and as of the Effective Date) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were made.

(n)
The Applicant (a) has timely filed or caused to be timely filed all material tax returns required to have been filed by them and (b) have timely paid or caused to be paid all material taxes due and payable by them, except any taxes or assessments that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with Spanish GAAP. No tax liens have been filed with respect to the assets of the Applicant.

(o)
None of the Credit Parties nor any of their respective properties or assets is in violation of (nor will the continued operation of its properties and assets as currently conducted violate) (i) its organizational documents or (ii) any currently applicable laws, except (solely with respect to this clause (ii)) any violation or non-compliance that would not reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties are in default under or with respect to any of their respective material contractual obligations in any respect that would reasonably be expected to result in a Material Adverse Effect.

(p)	None of the Credit Parties has engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(q)	The Applicant does not have any employees in the United States and is not subject to the jurisdiction of or any regulations related to the Employee Retirement Income Security Act of 1974, as amended.

(r)
The activities of the Credit Parties and each subsidiary thereof are in compliance with all, and have not violated any, environmental laws, other than as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(s)
None of the Credit Parties or any subsidiary thereof has received any written notice that any aspect of the business or the operations or facilities (whether owned or leased) of any Credit Party is in violation of, or in noncompliance with, any environmental law or is subject to liability under any environmental law, that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(t)
Parent owns and controls, directly or indirectly, more than a majority of the voting power and economic interests in the Applicant. All of the issued and outstanding membership interests of the Applicant have been duly authorized and issued and are fully paid and non-assessable. For purposes of this paragraph, “control” of a Person means the power, directly or indirectly, either to (a) vote the specified percentage of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(u)
No member of the Group, nor any of Applicant’s or their respective joint ventures, directors, officers or employees nor, to Applicant’s knowledge, any Persons acting on any of their behalf (a) is a Restricted Party; or (b) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(v)
The operations of each member of the Group are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to Anti-

Money Laundering Laws and/or Anti-Corruption Laws is pending and no such actions, suits or proceedings are threatened or contemplated.
Each request by Applicant for an amendment to this Agreement or for the issuance of a Credit or for any amendment to a Credit and each such amendment or issuance or any Draw shall constitute Applicant’s representation and warranty that the foregoing statements are true and correct as if made on the date of such request.
(ii)        Information Covenants.
Applicant shall furnish to Issuer:

(a)
as soon as practicable and in any event within sixty (60) days after the end of each quarterly period in each fiscal year, which is not the end of a fiscal year, Parent’s unaudited consolidated profit and loss statements and reconciliation of retained earnings statements for the period from the beginning of the current fiscal year to the end of such quarterly period, and Parent’s consolidated balance sheet as at the end of such quarterly period, setting forth in each case in comparative form corresponding consolidated figures from the corresponding period in the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with U.S. GAAP and certified by Parent’s chief financial officer, treasurer, assistant treasurer or controller (“Responsible Officer”) subject to changes resulting from year-end adjustments that such financial statements fairly present in all material respects the financial condition and results of operations for such period; provided that the filing by Parent of its quarterly reports and consolidated financial statements on either the U.S. Securities and Exchange Commission’s EDGAR filing system or a publicly accessible website will be deemed to satisfy the obligations of Applicant under this Section 16(ii)(a);

(b)
promptly upon obtaining knowledge of the occurrence of any Event of Default pursuant to Section 8 (Default) or any event which with notice or lapse of time or both would constitute an Event of Default pursuant to Section 8 (Default), notify Issuer thereof in writing, specifying the nature thereof and the action Applicant proposes to take with respect thereto;

(c)	prompt written notice of any event or development that Applicant believes would reasonably be expected to have a Material Adverse Effect;

(d)	with reasonable promptness, any other financial data relating to the performance of this Agreement and Applicant’s affairs that Issuer may from time to time reasonably request; and

(e)
by the last Business Day of each month, provide a Responsible Officer’s certificate certifying the available amounts to be drawn under each of the Backstop Agreements, and that no default or event of default under such Backstop Agreement exists and that, to the knowledge of such Responsible Officer, such amounts are available to be drawn.

(iii)        Affirmative Covenants.
Applicant will:

(a)
comply with all New York, United States and non-United States laws, regulations and rules (including all tax, Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, foreign exchange and foreign assets control regulations and other trade-related regulations) and letter of credit customs and practice now or later applicable to a Credit, transactions related to a Credit, or Applicant’s execution, delivery and performance under this Agreement and deliver to Issuer, upon reasonable request, satisfactory evidence of such compliance;

(b)	conduct the Offer at all times in compliance with the terms and conditions of the Offer Documents;

(c)	permit Issuer to inspect Applicant’s books and records on reasonable notice;

(d)	preserve and maintain Applicant’s existence, rights, franchises and business operations;

(e)
except as otherwise expressly permitted under the Facility Documents, (i) maintain and preserve its existence as a sociedad limitada and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) perform (to the extent not excused by force majeure events or the non-performance of the other party), all of its material contractual obligations under the Facility Documents, the Cobra Irrevocable Agreement and all other agreements and contracts by which it is bound;

(f)
maintain adequate books, accounts and records and prepare all financial statements required under the Facility Documents in accordance with Spanish GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit each of the employees or agents of the Issuer during business hours and upon reasonable prior notice to inspect all Applicant’s and Applicant’s subsidiaries’ properties, to examine or audit all of Applicant’s books, accounts and records and make copies and memoranda thereof;

(g)
file, as and when due, all tax returns and shall pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Applicant; provided, that Applicant may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Applicant is in good faith contesting the same, so long as (i) reasonable reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made; (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest;

(h)
at its expense, within such time as may be required by applicable law comply, or cause compliance in all material respects, with all legal requirements applicable to Applicant, except that Applicant may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such legal requirements provided that (i) none of Issuer, Aval Provider or any Credit Party would be subject to any criminal liability for failure to comply therewith; and (ii) all proceedings to enforce such legal requirements against the Issuer, Aval Provider, or any Credit Party, shall have been duly and effectively stayed during the entire pendency of such contest;

(i)
cause to be maintained at all times, and provide evidence reasonably acceptable to Issuer that availability exists, minimum availability under Backstop Agreements as follows: (1) no less than US$400,000,000 under the Revolver and (2) no less than US$500,000,000 under the Sponsor Line;

(j)
if at any time after the Effective Date, the Applicant agrees to limitations on Indebtedness, limitations on liens or financial covenants, in the documentation evidencing any other Indebtedness of the Applicant, any of which are more stringent or restrictive than the limitations or financial covenants in this Agreement, or, with respect to the Santander Facility, any covenants more favorable to the lender under such facility, then, at Issuer’s option (which may be exercised at any time), this Agreement will be deemed automatically amended so that Issuer also shall benefit from such more stringent or restrictive limitations and financial covenants, or with respect to the Santander Facility, any such covenants, such that a breach of such more stringent or restrictive limitations and financial covenants or other covenants shall constitute a breach of this Section 16 (Representations, Warranties and Covenants), and this Agreement regardless of any waiver or forbearance granted by the creditors of such other Indebtedness or termination or repayment of any such other Indebtedness. The Applicant agrees to promptly inform Issuer of any such other Indebtedness and to furnish to Issuer a copy of the documentation containing such more stringent or restrictive limitations and financial covenants.  The Applicant further agrees to enter into such amendments to this Agreement as reasonably requested by Issuer to conform this Agreement as contemplated by the first sentence of this Section 16(iii)(j) (it being acknowledged and agreed that the failure to enter into any such amendment shall not limit the effectiveness of the first sentence of this Section 16(iii)(j);

(k)	in the event that that (x) Issuer shall demand that Applicant fund any cash collateral deposit pursuant to the last paragraph of Section 8 (Defaults) or (y) any Draft is made on a Credit,

(i)
promptly (and in any event not more than (x) three (3) Business Days following such demand or Draft with respect to any drawing described in sub-clause (A) immediately below or (y) forty-five (45) days following such demand or Draft with respect to any issuance described sub-clause (B) immediately below) cause Parent to take (and/or cause its applicable subsidiaries (including TPO) (as the case may be) to take) the following actions to the extent required to ensure that the Applicant has immediately available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding Draft (together with any other Obligations then payable) and any corresponding collateralization, reimbursement or other obligations due under the Santander Facility:

(A)    first, cause TPO to submit a request for and draw the maximum amount available to be drawn under the Revolver; and/or submit a request for and draw the maximum amount available to be drawn under the Sponsor Line; and
(B)    second, issue and sell new shares of Class A common stock in Parent for net proceeds in an amount not to exceed US$400 million; and

(ii)
promptly (and in any event not more than forty-five (45) days following the applicable demand or Draft), cause Parent to make or cause to be made (and/or cause its applicable subsidiaries (including TPO) (as the case may be) to make or cause to be made) equity contributions to Applicant (utilizing in whole or in part, in its sole discretion, an amount up to the net proceeds resulting from such drawings and/or issuance) to the extent required to ensure that the Applicant has immediately available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding Draft (together with any other Obligations then payable) and any corresponding collateralization, reimbursement or other obligations due under the Santander Facility; provided that, notwithstanding the foregoing, in any event Applicant shall cause Parent to contribute or cause to be contributed (and/or cause its applicable subsidiaries (including TPO) (as the case may be) to contribute or cause to be contributed) the amounts required to be requested pursuant to Section 16(iii)(k)(i)(A) in an amount equal to the lesser of (x) US$900,000,000 and (y) the amount of any demanded cash collateral and (without duplication) outstanding Draft (together with any other Obligations then payable) to Applicant not more than eight (8) Business Days following the applicable demand or Draft; and

(l)
on or prior to the third (3rd) Business Day following the Effective Date, pay all fees due and payable pursuant to Section 3 (Payment for Services Rendered), together with all costs and expenses, including legal expenses, of the Issuer and Aval Provider and any fees payable pursuant to any Credit and Bank Guarantee issued on or prior to the third (3rd) Business Day following the Effective Date.

(iv)        Negative Covenant.
Applicant will not, and will not permit or authorize any of its subsidiaries to:

(a)
directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Credit or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any member of the Group or any Lender being in breach of Sanctions, Anti-Money Laundering Laws, and/or Anti-Corruption Laws (if and to the extent applicable to them) or becoming a Restricted Party;

(b)	enter into or become a party to any contracts or agreements not related to ownership of SAY or the transactions contemplated by the Facility Documents;

(c)
sell, assign, pledge or in whatever form dispose of or encumber any of the SAY shares acquired under the Offer until any amounts due by the Applicant under this Agreement and all of the Applicant’s Obligations hereunder have been fully satisfied;

(d)	liquidate, wind-up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any Person;

(e)
except as provided in the Santander Facility or other Facility Documents, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation;

(f)	except as provided in the Santander Facility, this Agreement or the other Facility Documents, incur, create, assume or permit to exist any Indebtedness or any lien on Applicant’s assets or properties;

(g)
execute a binding agreement to become a general or limited partner in any partnership, or a member in any limited liability company, sociedad de responsabilidad limitada, sociedad anónima, other company, or a joint venturer in any joint venture or acquire property, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries, in each case (i) other than the Applicant and (ii) not related to ownership of SAY or the transactions contemplated by the Facility Documents;

(h)
cause, consent to, or permit any termination, amendment, modification, variance or waiver of timely compliance with any terms or conditions of the certificate of formation (escritura de constitución) or any other organizational documents of Applicant;

(i)	change its name or its jurisdiction of organization without written notice to the Issuer at least thirty days prior to such change, or change its fiscal year;

(j)	change the location of its chief executive office or principal place of business without written notice to the Issuer within thirty (30) days after such change;

(k)	modify or amend, waive or terminate in any manner adverse to the Issuer, any of the Backstop Agreements or the Cobra Irrevocable Agreement; or

(l)	modify or amend the Santander Facility without Issuer’s prior written consent.
17.    Effectiveness/Assignment. This Agreement shall become effective the Effective Date and shall be binding upon Applicant and Applicant’s successors and assigns. No assignment or other transfer of all or any of the rights of the undersigned hereunder, whether with regard to any property or otherwise, may be made without Issuer’s prior written consent.
18.    Waiver of Immunity. Applicant acknowledges that this Agreement is, and each Credit and Bank Guarantee will be, entered into for commercial purposes and, to the extent that Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to Applicant or Applicant’s property, Applicant now irrevocably waives Applicant’s immunity with respect to Applicant’s Obligations hereunder.
19.    Termination; Surviving Provisions.
If the Offer is withdrawn or cancelled, this Agreement and any Credits will be automatically cancelled on the earlier to occur of (x) the end of the L/C Commitment Period and (y) the date falling three months after such withdrawal or cancellation.
If, as at the date on which settlement of the Offer occurs, the conditions set forth in Article 47 of RD 1066/2007 for the exercise by the Applicant and SAY shareholders of the squeeze-out and sell-out respective rights are satisfied, (a) any Credits will not be cancelled in full and (b) any cancellation in part will be made following prior consultation of the Issuer and Applicant with CMNV and subject to the CNMV’s instructions thereto.
Restrictive provisions in this Agreement, such as indemnity, tax, immunity and jurisdiction provisions shall survive termination of this Agreement, expiration of any Credit, and payment of Applicant’s Obligations hereunder. If any Credit is issued in favor of any bank, Natixis branch or other entity in support of an undertaking issued by such bank, branch or entity on Applicant’s behalf or request, Applicant shall remain liable under this Agreement (even after expiry of such Credit) for amounts paid and expenses incurred by Issuer with respect to such Credit or such undertaking until such time as Issuer or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.
20.    Notices. Except as expressly provided to the contrary herein, any communication, notice or demand to be given hereunder shall be duly given if delivered or mailed by certified or registered mail or sent by, fax or email as follows:

If to Applicant, at:	TERP Spanish HoldCo, S.L.
99 Bishopsgate, London, EC2M 3XD

Attention: Ms. Emmanuelle Rouchel
e-mail: ####@brookfield.com

and

TERP Spanish HoldCo, S.L.
21 calle Serrano, 2nd floor, 28001, Madrid, Spain
Attention: Mr. Richardo Arias
e-mail: ####@brookfield.com

With a copy to:

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor.
Bethesda, Maryland, 20814
Attention: General Counsel
e-mail: ####@brookfield.com

If to Issuer, at:	Natixis, New York Branch
1251 Avenue of the Americas
New York, NY 10020
Attention: General Counsel
fax: 212-891-1922
e-mail: legal.notices@us.natixis.com

Applicant agrees that Issuer may act upon email or facsimile instructions which are received by Issuer from Persons purporting to be, or which instructions appear to be, authorized by Applicant. Applicant further agrees to indemnify and hold Issuer harmless from any claims by virtue of Issuer acting upon such email or facsimile instructions as such instructions were understood by Issuer, except to the extent such claims relate to Issuer’s gross negligence or willful misconduct. Issuer shall not be liable for any errors in transmission or the illegibility of any emailed or telecopied documents. In the event Applicant sends Issuer a manually signed confirmation of previously sent email, or facsimile instructions, Issuer shall have no duty to compare it against the previous instructions received by Issuer nor shall Issuer have any responsibility should the contents of the written confirmation differ from the email or facsimile instructions acted upon by Issuer.
21.    Interpretation. The parties acknowledge and agree that (a) each party and its counsel have reviewed the terms and conditions of this Agreement and have contributed to the revision of same, (b) the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement, (c) the terms and provisions of this Agreement shall be constructed fairly as to both parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement, (d) the term “including” means “including without limitation, as used in this Agreement, (e) if any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected, (f) headings are included only for convenience and are not interpretive, (g) this Agreement constitutes the entire agreement between the parties concerning Issuer’s issuance of one or more Credits for Applicant’s account and supersedes all prior agreements governing such issuance, (h) Applicant may submit an executed Application for a Credit in original form, via fax, email attachment or other electronic means and Applicant will be bound by any instructions so given, (i) delivery of a signed signature page to this Agreement by facsimile transmission or email attachment shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement, (j) if this Agreement is signed by two or more persons or entities, (i) each such person or entity shall be deemed an “Applicant” hereunder, (ii) each Applicant shall be jointly and severally liable for all the Obligations hereunder, and (iii) notices from Issuer in connection with this Agreement or the Credit to either Applicant and notices from, or the consent of, either Applicant in connection with this Agreement or the Credit shall be sufficient to bind all Applicants; (k) all references herein and in any other Facility Document to any fees, Credits, Bank Guarantees, Stated Amounts and other obligations and amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise; (l) the Applicant and Parent shall deliver financial statements and calculate and perform financial and other covenants in U.S. Dollars; and (m) notwithstanding anything to the contrary herein or in any other Facility Documents, even if an obligation is funded and expressly denominated in Euros, the Applicant and Parent shall repay the U.S. Dollar Equivalent of such obligation in U.S. Dollars.
22.    Multiple Role Disclosure. Issuer and Issuer’s affiliates offer a wide range of financial services. Such services are provided internationally to a wide range of customers, some of whom may be Applicant’s counterparties or competitors. Applicant acknowledges and accepts that Issuer and Issuer’s affiliates may perform more than one role in relation to a Credit, including advising a Credit, notwithstanding the selection by Applicant of an additional or alternative advising bank.
23.    Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York. For the purposes of any proceeding, action or suit involving this Agreement, each party hereto hereby expressly submits to the jurisdiction of any court of record of New York State or the United States located in the City of New York, Borough of Manhattan, and agrees that any order, process or other paper may be served upon either party within or without such court’s jurisdiction by mailing a copy thereof to the affected party at its address (that with respect to Issuer, shall be Issuer’s address shown on the first page of this Agreement, and with respect to Applicant, shall be Applicant’s address shown below). Each party waives any claim that such proceeding, action or suit has been brought in an inconvenient forum. EACH PARTY WAIVES TRIAL BY JURY.

24.    Service of Process. Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

TerraForm Power, Inc. 7550 Wisconsin Avenue, 9th Floor. Bethesda, Maryland, 20814 Attention: General Counsel

which Applicant now confirms Applicant has designated as its authorized agent for service of process with respect to the courts located in the State of New York in relation to each Credit and this Agreement. Applicant agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such address and agrees that service as provided above is sufficient to confer personal jurisdiction over Applicant in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.
In furtherance, and not in limitation of the foregoing, Applicant agrees that nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction. Furthermore, Applicant agrees that final judgment against Applicant in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.
25.    Patriot Act. Applicant acknowledges that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Issuer is required to obtain, verify and record information that identifies Applicant, which information includes Applicant’s name and address and other information that will allow Issuer to identify Applicant in accordance with the Patriot Act.
26.    Bail-In Recognition. Notwithstanding anything to the contrary in this Agreement or any Credit or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Credit, except to the extent such liability is excluded under the Bail-In Legislation from the scope of any Bail-In Action, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Credit; or

(iii)	the variation of the terms of this Agreement or any Credit to give effect to the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Very truly yours,
TERP Spanish HoldCo, S.L.
By: /s/ Ricardo Arias Sainz
Date: 6 – March – 2018

Acknowledged and agreed:
Natixis, New York Branch

By: /s/ Jonathan J. Kim
Name: Jonathan J. Kim
Title: Managing Director
By: /s/ Guillaume de Parscau
Name: Guillaume de Parscau
Title: Managing Director

EXHIBIT I

Form of L/C Application

New York Branch	1251 Avenue of the Americas, 5th Floor, New York, NY 10020	APPLICATION FOR STANDBY LETTER OF CREDIT

		(Place)	(Date)

❑ SWIFT (Full details)
We request you to establish by	❑ Telex (Full details)	An irrevocable Documentary Standby Letter of Credit on the following terms and conditions:
❑ Telex (Prime details only)
❑ Airmail

In Favor of
(Name and Address)
For Account of
(Name and Address)
Amount	Available by drafts at Sight on NATIXIS, New York Branch

Accompanied by the following documents marked X:

❑ DOCUMENT REQUIRED: SIGNED STATEMENT BY INDIVIDUAL(S) PURPORTING TO BE AUTHORIZED OFFICER(S) OF THE BENEFICIARY AS FOLLOWS: (PLEASE SUPPLY THE
exact wording of the statement)

❑ OTHER DOCUMENT(S):

Partial Drawings	❑ PERMITTED	❑ NOT PERMITTED
Expiry Date:
Special Instructions:

the opening of this credit is subject to the terms and conditions as set forth in the standby letter of credit agreement appearing on the reverse hereof to which we agree, and/or, if our continuing agreement is lodged with you, subject to the terms and provisions set forth therein.

(Name of Applicant)
By:

(Name/Title of Signatory/-ies)

standby letter of credit agreement

TO: NATIXIS

In consideration of your opening at our request a standby letter of credit, the terms of which appear on the reverse hereof, we hereby agree with you as follows:

1.
We will pay you on or before the applicable Reimbursement Due Date in lawful money of the United States of America all monies paid by you under or pursuant to said letter of credit, together with interest, commission and all customary charges; we also authorize you to charge any of our accounts with you for all monies so paid or for which you become liable under said letter of credit and we agree, at least forty-five (45) days after the same is due, to provide you with funds to meet all disbursements or payments of any kind or character, together with commission, interest and charges which you have paid or to which you are entitled under or pursuant to said letter of credit.

2.
Neither you nor your correspondents shall be in any way responsible for performance by any beneficiary of its obligations to us, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under said letter of credit if such documents on their face appear to be in order.

3.
Subject to the law and customs and practices existing in the area where the beneficiary is located, said letter of credit shall be subject to, and performance by you, your correspondent and the beneficiary thereunder shall be governed by the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”) or Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (The “UCP”).

4.
It is agreed that all directions and correspondence relating to the said letter of credit are to be sent at our risk and that you do not assume any responsibility for any inaccuracy, interruption, error or delay in transmission or delivery by post, telex or other electronic medium, or for any inaccuracy of translation.

5.
The undersigned agree that at all times now and hereafter they will indemnify and save you harmless from and against all loss or damage to you arising in connection with said letter of credit, unless due to negligence on your part, and all costs, charges and expenses and all actions or suits, whether groundless or otherwise, including reasonable and documented counsel fees, it being the purpose of this agreement to fully protect you in the premises.

6.
The execution, delivery and performance of this agreement, and the appointment of the undersigned to execute this agreement on behalf of the Applicant, are within the Applicant’s (or each Applicant’s) power and have been duly authorized by all necessary action.

EXHIBIT II

Form of Bank Guarantee (Spanish Version)
AVAL
[___] (Entidad Avalista), con domicilio social en [___], entidad debidamente registrada en el Registro de Sociedades de [___], con el número [___], representada por [___], mayor de edad, con [documento nacional de identidad / pasaporte] número [___], y [___], mayor de edad, con [documento nacional de identidad / pasaporte], ambos con facultades suficientes para este acto en virtud de [Se incorporarán los detalles del apoderamiento],
AVALA
ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES y en beneficio de los accionistas de la sociedad SAETA YIELD, S.A. que acudan a la oferta pública de adquisición formulada por TERP Spanish Holdco, S.L., con domicilio social en calle Serrano, 21, Madrid, 28001 e inscrita en el Registro Mercantil de Madrid, al tomo 35.995, folio 9, sección 8, hoja M-646.732, inscripción 1ª (el Oferente), sobre las acciones de SAETA YIELD, S.A. (la Oferta), las obligaciones de pago del precio en efectivo asumidas por el Oferente en la Oferta, cuyos términos y condiciones se describen en el folleto explicativo presentado para su registro en la COMISIÓN NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores.
La cantidad máxima avalada por la Entidad Avalista es de [___] euros ([___]€).
El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta y con renuncia expresa a los beneficios de excusión, orden y división.
El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. UNIPERSONAL (IBERCLEAR) o de la COMISIÓN NACIONAL DEL MERCADO DE VALORES, mediante requerimiento escrito dirigido a la Entidad Avalista en el siguiente domicilio [___]. Recibido el requerimiento de pago correspondiente, la Entidad Avalista procederá a efectuar el pago del importe correspondiente en la cuenta que el requirente haya designado, en el día hábil siguiente al de la recepción de dicho requerimiento. El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.
Este aval se rige por la ley española. La Entidad Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.
El presente Aval ha sido inscrito en el Registro Especial de Avales con el número [___].
En [Lugar], a [día] de [mes] de [año].
[Denominación social de la Entidad Avalista]
P.p.                                     P.p.

___________________                        __________________
[Name]                                [Name]
[Position]                                [Position]

Form of Bank Guarantee (English translation)
GUARANTEE
[___] (the Guarantor Entity), with registered office at [___], duly registered with the Companies Registry of [___], with number [___], represented by [___], of legal age, with [national identity card number / passport number] [___], and [___] of legal age, with [national identity number / passport number], both with sufficient powers pursuant to [Insert details of relevant powers of attorney].
GUARANTEES
before the COMISIÓN NACIONAL DEL MERCADO DE VALORES and for the benefit of the shareholders of SAETA YIELD, S.A. who accept the takeover offer launched by TERP Spanish Holdco S.L., with registered office at 21 calle Serrano, Madrid, 28001 and duly registered with the Companies Registry of Madrid, at book 35,995, volume 9, section 8, sheet M-646,732, entry 1 (the Bidder), over the shares in SAETA YIELD, S.A. (the Offer), the obligations assumed by the Bidder regarding the payment in cash of the consideration of the Offer, which terms and conditions are described in the Offer prospectus which has been filed for registration with the COMISIÓN NACIONAL DEL MERCADO DE VALORES, in accordance with the provisions of Royal Decree 1066/2007, of July 27, on public takeover bids for securities.
The maximum amount guaranteed by the Guarantor Entity is Euro [___] (€[___]).
This guarantee unconditionally, irrevocably and jointly and severally guarantees the payment obligations of the Bidder arising under the Offer, with express waiver of the benefits of ranking, priority and separation (excusión, orden y división).
Payment of the amounts payable under this guarantee will be made in Madrid on first demand for payment made by SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. UNIPERSONAL (IBERCLEAR) or by the COMISIÓN NACIONAL DEL MERCADO DE VALORES, made in writing and addressed to the Guarantor Entity at the following address: [___]. Once the demand for payment is received, the Guarantor Entity will make the corresponding payment to the account indicated on the demand on the Business Day following receipt of the relevant payment demand.
This guarantee will remain in full force and effect until the payment obligations of the Bidder arising under the Offer have been discharged in full or, if applicable, until the date the Offer is withdrawn, annulled or declared as without effect.
This guarantee is governed by Spanish law. The Guarantor Entity, waiving the right to any other jurisdiction which it may be entitled to, submits to the jurisdiction of the courts of the city of Madrid to resolve any dispute or disagreement that could arise in relation to the interpretation, scope, performance, effect and enforcement of this guarantee.
This guarantee has been registered on the Special Registry of Guarantees with number [___].
In [Place], on [day] [Month] [year].
[Registered name of the Guarantor Entity]
By                                     By
___________________                        __________________
[Name]                                [Name]
[Position]                                [Position]